EXHIBIT 8.1

LIST OF SUBSIDIARIES AS OF DECEMBER 31, 2006
Subsidiary	Incorporating Jurisdiction
Intravelnet Limited.	Ontario, Canada
Intravelnet Inc.	Alberta, Canada
ATM Travel Group Ltd.	British Columbia, Canada